EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Third Quarter Results

RACINE, Wis., Aug. 09, 2021 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced increased sales and earnings during the Company’s third fiscal quarter ending Friday, July 2, 2021. Year-to-date revenue and net income compared favorably to the prior year fiscal nine-month period.

“Strong demand delivered another quarter of unprecedented results. Momentum in Fishing, Camping and Watercraft Recreation continued, and as pandemic-related travel restrictions are being lifted, our work to strengthen the SCUBAPRO® brand has been paying off as Diving begins to recover,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Looking ahead, we’re focused on continuing to keep pace with demand and position Johnson Outdoors for marketplace success.”

THIRD QUARTER RESULTS
Fiscal third quarter results typically reflect in-season replenishment orders for the Company’s warm-weather outdoor recreation products. Total Company net sales in the third quarter surged 54 percent to $213.6 million, versus $138.4 million in the prior year fiscal quarter. The favorable comparison was driven by strong market conditions in the current year quarter as well as the negative impact of COVID-19-related shutdowns on the prior year third quarter. Other contributing factors to the quarterly results were:

  Fishing revenue increased 51 percent due to continued high demand across all product lines in Minn Kota® and Humminbird®
  Camping grew 84 percent, driven by higher sales for Jetboil®’s new superlight Stash™ stove and Eureka® stoves and tents
  Strong demand across all product categories, including the Sportsman line, drove a 30 percent increase in Watercraft Recreation sales
  Diving sales were up 93 percent, comparing favorably to the prior year’s fiscal third quarter, as pandemic-related travel restrictions eased

Total Company operating profit during the quarter was $38.1 million versus $12.9 million in the prior year third quarter. Gross margin rose slightly to 45.7 percent. Increased costs due to tariffs and inbound air freight were more than offset by sales volume-driven operating efficiencies. Operating expenses were $59.4 million, an increase of $9.8 million due primarily to higher sales volume-driven expenses and higher health insurance claims, but decreased as a percentage of sales. Net income more than doubled to $28.8 million, or $2.83 per diluted share, compared to $12.9 million, or $1.27 per diluted share in the previous year’s third quarter.

YEAR-TO-DATE RESULTS
Fiscal 2021 year-to-date net sales were $585.4 million, a 36 percent increase over last year’s first fiscal nine-month period. Gross margin improved to 45.4 percent in the first fiscal nine months versus 44.5 percent in the prior fiscal year-to-date period. Operating expenses were $168.1 million in the current year-to-date period versus $139.8 million in the prior year period, with the increase driven primarily by higher sales-volume driven expenses as well as higher variable compensation expense and health benefit costs between periods. Furthermore, favorable market conditions on the Company's deferred compensation plan assets resulted in approximately $4.9 million in higher deferred compensation expense in the current year-to-date period as compared to the prior year-to-date period, which was entirely offset by a gain in Other Income. Total Company operating profit rose 90 percent to $97.7 million compared to $51.5 million in the prior fiscal year-to-date period. Operating profit, excluding the effect to compensation expense of market gains on deferred compensation plan assets, would have been $103.2 million for the nine-month period ending July 2, 2021, and $52.2 million for the nine months ending June 26, 2020.

Net income during the fiscal nine-month period increased to $76.5 million, or $7.53 per diluted share, versus $39.7 million, or $3.93 per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate was 25.3 percent compared to 24.4 percent in the prior year period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $249.0 million as of July 2, 2021, versus $181.4 million on June 26, 2020. Depreciation and amortization were $10.0 million compared to $11.5 million in the previous year’s quarter. Capital spending totaled $15.5 million in the fiscal nine month period compared with $11.4 million in the prior year-to-date period. In May 2021, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of July 15, 2021, which was payable on July 29, 2021.

“At this time, our focus is to manage dynamic supply chain issues caused by the COVID-19 pandemic in order to meet strong demand heading into the end of the fiscal year,” said David W. Johnson, Chief Financial Officer. “Our balance sheet and healthy cash position continue to enable us to invest in strategic opportunities to strengthen the business, while consistently paying dividends to shareholders.”

PRODUCT NEWS
Humminbird® received “Best of Electronics” honors at the 2021 ICAST, the world’s most prestigious fishing show, with the brand’s new MEGA Live Imaging™ sonar technology. MEGA Live Imaging delivers the clarity and detail of MEGA Imaging in live-action, allowing anglers to see fish and structure in real-time, even watching fish on-screen as they move in to bite an angler’s lure. With the release of this technology, anglers have access to the most complete package of industry-leading technologies and products offered by a single brand. Humminbird innovation has captured ten ICAST “Best of Electronics” awards in the past eleven years.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Monday, August 9, 2021. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 11, 2020, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		NINE MONTHS ENDED
Operating Results	July 2 2021	June 26 2020	July 2 2021	June 26 2020
Net sales	$213,568	$138,390	$585,391	$429,528
Cost of sales	116,057	75,828	319,596	238,222
Gross profit	97,511	62,562	265,795	191,306
Operating expenses	59,412	49,633	168,103	139,782
Operating profit:	38,099	12,929	97,692	51,524
Interest income, net	(41)	(135)	(136)	(1,204)
Other (income) expense, net	(934)	(2,493)	(4,567)	205
Income before income taxes	39,074	15,557	102,395	52,523
Income tax expense	10,300	2,688	25,940	12,837
Net income	$28,774	$12,869	$76,455	$39,686
Weighted average common shares outstanding - Dilutive	10,136	10,074	10,113	10,055
Net income per common share - Diluted	$2.83	$1.27	$7.53	$3.93

Segment Results
Net sales:
Fishing	$155,348	$102,741	$442,363	$335,974
Camping	17,757	9,665	44,195	26,028
Watercraft Recreation	19,873	15,267	50,094	26,140
Diving	20,680	10,696	48,981	41,416
Other/eliminations	(90)	21	(242)	(30)
Total	$213,568	$138,390	$585,391	$429,528
Operating profit (loss):
Fishing	$39,390	$23,273	$107,553	$71,208
Camping	4,305	828	10,075	1,603
Watercraft Recreation	3,446	1,181	7,329	(2,021)
Diving	1,978	(2,595)	384	(3,202)
Other/eliminations	(11,020)	(9,758)	(27,649)	(16,064)
Total	$38,099	$12,929	$97,692	$51,524

Balance Sheet Information (End of Period)
Cash, cash equivalents and short term investments			$249,016	$181,445
Accounts receivable, net			94,750	82,577
Inventories, net			130,742	94,218
Total current assets			486,564	365,881
Total assets			659,395	517,609
Total current liabilities			132,715	98,799
Shareholders' equity			452,324	361,534

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – Marketing Services & Global Communications
262-631-6600	262-631-6600